John A. Williams
                           4615 Northside Drive, N.W.
                             Atlanta, Georgia 30307








                                              April 7, 2003


BY HAND AND FACSIMILE (404) 504-9388

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia  30327

Attention:  Ms. Sherry W. Cohen, Executive Vice
            President & Secretary

      Re:  Request to Examine Record of Shareholders

Ladies and Gentlemen:

      The undersigned, a holder of record and beneficial owner of not less than 915,065 outstanding shares of the common stock (the "Common Stock") of Post Properties, Inc. (the "Company"), hereby requests in good faith and for a proper purpose reasonably relevant to his legitimate interest as a shareholder, pursuant to Section 14-2-1602(c) of the Georgia Business Corporation Code (the "Georgia Code"), that the Company allow an agent of the undersigned, during the Company's regular hours for business, to inspect the following records and documents of the Company as of the record date (the "Record Date") established for the 2003 annual meeting of the Company's shareholders (the "Annual Meeting") and to make copies or extracts therefrom:

1. A complete record or list of holders of Common Stock, certified by the Company's transfer agent, showing the name and address of each such holder and the number of shares of Common Stock registered in the name of each such holder, as of the Record Date.

2. A magnetic computer tape list of the holders of Common Stock, as of the Record Date, showing the name and address of and the number of shares held by each such holder, such computer processing data as are necessary to make use of such magnetic tape, and a printout of such magnetic computer tape for verification purposes.

3. All daily transfer sheets showing changes in the records and lists of holders of Common Stock that are in or come into the possession or control of the Company or its transfer agent, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or nominees, from the Record Date through the date of the Annual Meeting, or any adjournment or postponement thereof.

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4. All information in or that comes into the Company's possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or nominees of any central depository system, concerning the names, addresses and number of shares of Common Stock held by the beneficial owners of Common Stock as of the Record Date, including (i) all breakdowns (in alphabetical order, if available) of any holdings in the nominee names of Cede & Co. and other similar nominees, (ii) all "Weekly Security Position Listing Daily Closing Balances" reports issued by DTC and (iii) all lists (and computer tapes, processing data and printouts as described in paragraph 2 above) containing the name, address and number of Common Stock attributable to any participant in any employee stock ownership, 401(k), dividend reinvestment, stock purchase or other employee benefit plan of the Company in which the decision to vote Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and all appropriate information on the voting rights of such participants or trustees of such plans.

5. All information in or that comes into the Company's possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or nominees, relating to the names of the beneficial owners of Common Stock whose shares are held of record by brokers, dealers, banks, clearing agencies, voting trustees or nominees of any control certificate depository system, including but not limited to all lists and printouts of non-objecting beneficial owners ("NOBOs").

6. A list of all holders of Common Stock owning 1,000 or more of such shares, arranged in descending order as of the Record Date.

7. All omnibus proxies issued by custodial banks assigning voting rights to "piggyback" banks in accordance with Section 14(b)(2) of the Securities Exchange Act of 1934, as amended.

      The undersigned further demands that modifications, additions or deletions to any and all information referred to in paragraphs 1 through 7 above be immediately furnished to the undersigned or his agent as such modifications, additions or deletions become available to the Company or its agents or representatives through the date of the Annual Meeting, or any adjournment or postponement thereof.

      The purpose of this request is to permit the undersigned to communicate with other holders of Common Stock on matters relating to their mutual interests as holders of Common Stock, including communicating with such shareholders regarding the undersigned's contemplated solicitation of proxies for the election of directors at the Annual Meeting and to furnish to such holders copies of the undersigned's solicitation materials, and any information provided pursuant hereto shall be used only for such purposes.

      Please advise my attorney, Leonard A. Silverstein, Esq., at McKenna Long & Aldridge LLP, 303 Peachtree Street, Atlanta, Georgia 30308, telephone number
(407) 527-4390, where and when the requested information will be made available to the undersigned. If we do not hear from you within five (5) business days after the date hereof, we will conclude that this demand has been refused by the Company and other proper steps will be taken to confirm our right to the requested information.

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      The undersigned hereby designates and authorizes MacKenzie Partners, Inc., the undersigned's proxy solicitor, its employees and any other persons to be designated by them, acting together, singly or in any combination, to conduct the inspection and copying herein demanded.




                                                 /s/ John A. Williams
                                       ---------------------------------------
                                                 John A. Williams